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                                                                     EXHIBIT 4.8

                             STOCK OPTION AGREEMENT


This Agreement, dated as of October 15, 1996, is made by and between PEPSI-COLA PUERTO RICO BOTTLING COMPANY, a corporation organized and existing under the laws of the State of Delaware (hereinafter the "Company"), and RAFAEL NIN, of legal age, married, President of the Company and a resident of San Juan, Puerto Rico (hereinafter the "Optionee").

WITNESSETH WHEREAS, Optionee, in his capacity as President of the Company, provided executive, management and other professional services to the Company; and

WHEREAS, the Company desires to afford Optionee the opportunity to subscribe shares of Class B common stock of the Company; and

WHEREAS, the Board of Directors of the Company (the "Board of Directors") in a duly convened meeting, has determined that it would be in the best interest of the Company and its shareholders to grant the option provided for herein to Optionee to give optionee an additional incentive to further the business success of the Company.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

SECTION 1.01. CERTAIN DEFINITIONS. Whenever the following terms are used in this Agreement, they shall have the respective meanings specified below unless the context clearly indicates the contrary. (a) "Class B Shares" shall mean the shares of Class B common stock of the Company, at anytime issued and outstanding, having a par value of $0.01 and having one (1) vote per share.
(b) "Option" shall mean the option to subscribe Option Shares (as hereinafter defined) granted under this Agreement. (c) "Person" shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind. (d) "Successor Entity" shall mean any corporation or other Person or entity which acquires or succeeds to the business of the Company, whether by way of merger, consolidation, sale of assets, another business combination, or otherwise.

ARTICLE II GRANT OF OPTION

SECTION 2.01. GRANT OF OPTION. For purposes of giving Optionee additional incentive in furthering the business success of the Company, the Company hereby irrevocably grants to Optionee the option to subscribe up to such amount of Class B Shares of the Company equal to One Million Five Hundred Sixteen Thousand Six Hundred Sixty Seven (1,516,667) Class B Shares (the "Option Shares") in whole or in part, on such terms and conditions as set forth in this Agreement.

SECTION 2.02. PURCHASE PRICE. The purchase price of each Option Share payable by Optionee upon exercise of the Option shall be Five Dollars ($5.00) per Class B Share (the "Purchase Price").


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SECTION 2.03. ADJUSTMENTS IN OPTION. (a) In the event that the aggregate number of Class B Shares of the Company is changed into or exchanged for a different number, class or kind of shares of the Company or other securities of the Company or of a Successor Entity by reason of merger, consolidation, corporate reorganization, recapitalization, reclassification, stock split, stock dividend, combination of shares, or otherwise, the Board of Directors or the board of directors or governing body of any Successor Entity, shall make, an appropriate and equitable adjustment in the number and kind of Option Shares as to which the Option is then yet unexercised to the effect that, after such event, the Option Shares as to which the Option is then unexercised shall represent the same ownership interest in the Company (or that part of a Successor Entity which consists of the Company) represented immediately after such event as such Option Shares represented immediately before such event. In no event shall the Option Shares include any fractional share or part thereof. Any fractions resulting from any such adjustments shall be rounded to the nearest whole Class B Share. Any such adjustment made in accordance with the terms of this Section 2.03 by the Board of Directors shall be conclusive and shall bind Optionee, the Company, any Successor Entity or any other interested Persons. (b) In the event of any distribution to the shareholders of the Company of any shares of Buenos Aires Embotelladora, S.A. ("BAESA") beneficially owned by the Company, through its interest in Argentine Bottling Associates, a Delaware general partnership, the Company shall deem the Option Shares as issued for purposes of any such distribution, the Company shall retain the shares of BAESA that would be distributed on account of such Option Shares deemed issued, and thereupon Optionee shall have the right Option shall automatically include the right to acquire, without any adjustment to the Purchase Price, the shares of BAESA which correspond to the Option Shares based on such distribution. The Option Shares that may deemed issued hereunder and applicable to such BAESA shares 2 and subject to the obligations of the Company as set forth above, shall include any other class or kind of shares or other securities of BAESA or a Successor Entity received by the Company in exchange for the BAESA Shares by reason of merger, consolidation, corporate reorganization, recapitalization, reclassification, stock split, stock dividend, combination of shares or otherwise involving BAESA.

ARTICLE III EXERCISE OF OPTION

SECTION 3.01. EXERCISE OF OPTION. The Option shall be unlimited in duration and may be exercised in whole or in part until exercised in full in accordance with the terms hereof.

SECTION 3.02. PERSONS ELIGIBLE TO EXERCISE. The Option granted hereunder may only be exercised by Optionee, its successors or permitted assigns, including without limiting the generality of the foregoing, the estate of Optionee.

SECTION 3.03. PARTIAL EXERCISE. Subject to the restrictions of Section 3.01, the Option may be exercised in whole or in part at any time.

SECTION 3.04. METHOD OF EXERCISE. Subject to the restrictions of Section 3.01, the Option may be exercised in whole or in part, to the extent not theretofore exercised, and by the delivery to the office of the Board of Directors of all of the following: (a) Notice in writing signed by Optionee or the other Person then entitled to exercise the Option or such portion, stating that the Option or such portion is hereby exercised; (b) Full payment (in cash, wire transfer or by check) for the Option
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Shares with respect to which the Option or such portion is exercised, at the price calculated in accordance with Section 2.02 hereof; and (c) In the event the Option shall be exercised in whole or in part pursuant to Section 3.02 hereof by any Person or Persons other than Optionee, appropriate proof of the right of such Person or Persons to exercise the Option.

SECTION 3.05. ISSUANCE OF OPTION SHARES. The Option Shares, or any part thereof, shall be Class B Shares which have been authorized but not previously issued or subscribed. The Option Shares, when issued and delivered pursuant to any exercise of the Option, shall be fully paid and nonassessable, subject to all the terms and conditions of this Agreement.

SECTION 3.06. RIGHTS OF OPTIONEE. Optionee, as such, shall not be, and not have any of the rights or privileges of a shareholder of the Company in respect of any Option Shares unless and until such Option Shares 3 shall have been subscribed by Optionee, and delivered by the Company to Optionee in accordance with this Agreement.

ARTICLE IV OPTIONEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS
Optionee represents, warrants, and agrees with the Company as follows:

SECTION 4.01. REVIEW OF DOCUMENTS. Optionee has been granted access to and has reviewed carefully copies of all annual and other periodic or occasional financial reports of the Company prior to the date of this Agreement and will review carefully all such reports and statements hereafter as such shall be issued by the Company from time to time until the Option shall have been exercised in full or shall have expired. Optionee is entering into this Agreement and the transactions contemplated hereby solely in reliance on Optionee's own investigation and review.

SECTION 4.02. ACQUISITION OF OPTION SHARES FOR OWN ACCOUNT. Optionee will acquire the Option Shares, if at all, pursuant to this Agreement with Optionee's own funds, and not with the funds of any other Person. The Option Shares will be acquired, if at all, for Optionee's own account, not as a nominee or agent and not for the account of any other Person. No other Person will have any interest, beneficial or otherwise, in any of the Option Shares, unless upon the assignment of any Options by Optionee to his successors, heirs or legatees as herein set forth. Optionee is not obligated to transfer any of the Option Shares or any interest therein to any other Person nor has Optionee entered into any agreement or understanding to transfer said Option Shares. Optionee will acquire the Option Shares, if at all, for an indefinite period for investment purposes only and not with a view to the sale or distribution by public or private sale or other disposition, and does not have the intention of selling, granting any participation in or otherwise distributing or disposing of any or all of the Option Shares or any interest therein, except as herein provided or by applicable securities laws. Optionee does not intend to subdivide Optionee's acquisition of any Option Shares with any other Person.

SECTION 4.03. NATURE OF OPTION SHARES. Optionee is (or will be at the time of any acquisition of Option Shares) able to bear the economic risk of any investment in Option Shares and is aware that it must be prepared to hold any Option Shares received for an indefinite period of time and that such Option Shares have not been registered under the Securities Act of 1993, as amended.
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SECTION 4.04 SOPHISTICATION OF OPTIONEE. Optionee has such knowledge and experience in financial and business matters that Optionee is capable of evaluating the merits and risks of the prospective investment by Optionee contemplated by this Agreement and Optionee has carefully reviewed and/or will carefully review all of the information regarding the Company, access to which has been or will be provided to Optionee hereunder and 4 Optionee is thoroughly familiar with the business, operations and properties of the Company by virtue of such review and of Optionee's relationship with the Company.

SECTION 4.05 AGREEMENT TO REFRAIN FROM RESALES. Without in any way qualifying Optionee's representations delivered hereunder, Optionee further agrees that upon exercise of its rights hereunder, Optionee shall in no event make any disposition of all, or any part of, or interest in, the Option Shares and that Optionee shall not encumber, pledge, hypothecate, sell or otherwise transfer the Option Shares nor shall Optionee receive any consideration for the Option Shares or for any interest therein from any Person, and if Optionee intends to dispose of the Option Shares hereunder, until prior to any proposed transfer, encumbrance, disposition, pledge, hypothecation or sale of any of the Option Shares, either (a) a registration statement on Form S-1 (or any other form replacing such form or appropriate for such purpose) under the Act with respect to the Option Shares proposed to be transferred or otherwise disposed of shall then be effective, or (b)(i) Optionee shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (ii) Optionee shall have furnished the Company with an opinion of counsel in form and substance satisfactory to the Company to the effect that such disposition will not require the registration of any of the Option Shares under the Act or qualification of the Option Shares under any other securities law, and(iii) counsel for the Company shall have concurred with such opinion of counsel and the Company shall have advised and given notice to Optionee of such concurrence.

SECTION 4.06. OPTION SHARES CONSTITUTE "RESTRICTED SECURITIES". The Option Shares, if and when subscribed, will constitute "restricted securities, as such term is defined in Rule 144 of the Act, and accordingly, the Option Shares must be held indefinitely, until subsequently registered under the Act, an exception from such registration is available or the Option Shares are resold in conformance with Rule 144. Option Shares may be resold pursuant to Rule 144 under the Act only after being held for two (2) years following payment by Optionee of the full subscription price for all of the Option Shares which are proposed to be resold by Optionee and thereafter only in conformance with the volume requirements of Rule 144.

SECTION 4.07. OPTION NOT ASSIGNABLE. The Option herein granted to Optionee may not be assigned or conveyed by Optionee to any Person or Persons without the prior written consent of the Company, except to his successors, permitted assigns, personal or legal representatives, heirs and legatees, or as otherwise permitted hereunder.

5 ARTICLE V REGISTRATION RIGHTS

SECTION 5.01. COMPANY COMPLIANCE WITH CONDITIONS TO SALE OF RESTRICTED SECURITIES. The Company will cooperate with the Optionee in supplying such information as may be necessary for the Optionee to complete and file any information reporting forms presently or hereafter required by the Securities and Exchange Commission (the "SEC") as a condition to the
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availability of an exemption from the Securities Act of 1933, as amended (the
"Act") for the sale of restricted securities.

SECTION 5.02. "PIGGYBACK" REGISTRATION. Whenever the Company proposes to file under the Act a registration statement relating to the issuance or sale of any of its shares of capital stock (other than a registration statement (i) required to be filed in respect of employee benefit plans of the Company on Form S-8 or any successor form from time to time in effect, (ii) on Form S-4 or any successor form, (iii) with respect to any dividend reinvestment plan of the Company, or (iv) pursuant to Section 5.03), the Company shall at least 30 days prior to such filing give effective written notice of such proposed filing to the Optionee. Upon receipt by the Company not more than 15 days after such effective notice of a written request from the Optionee for registration of Option Shares, the Company shall (i) include in such registration statement or in a separate registration statement concurrently filed, and use its best efforts to cause such registration statement to become effective with respect to, the Option Shares as to which Optionee requests registration, and (ii) if such proposed registration is in connection with an underwritten offering, upon request of Optionee cause the managing underwriter therefor to include in such offering the Option Shares as to which the Optionee requests such inclusion, on terms and conditions comparable to those of the other shares to be offered, provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 5.02 without any obligation to the Optionee.

SECTION 5.03. DEMAND REGISTRATION. Whenever Optionee shall make a written request to the Company to register under the Act any Option Shares, the Company within five days after such request is effective shall promptly file a registration statement with respect to and use its best efforts to register the Option Shares requested by Optionee to be registered.

SECTION 5.04. OTHER PROVISIONS RELATING TO REGISTRATION RIGHTS. In connection with any registration pursuant to this Article: (i) Upon the request of the Optionee, the Company will cooperate with any underwriters(as defined in the Act) for the Optionee, including, without limitation, providing such information, certificates, comfort letters of accountants and opinions of counsel as may be reasonably requested by such underwriters. 6 (ii) The Company shall not be required to maintain the effectiveness of any registration statement under Section 5.02 or 5.03 for a period in excess of six months or, in the case of an underwritten offering, such longer period as may be required by the Act to enable the underwriters to complete such offering. (iii) The Company will furnish to the Optionee (i) at least seven days prior to the filing thereof with the SEC, a copy of the registration statement in the form in which the Company proposes to file the same with the SEC and, not later than the effective date thereof, a copy of any and all amendments to such registration statement,
(ii) within five days of the filing thereof with the SEC, a copy of any and all post-effective amendments to such registration statement, and (iii) at the request of Optionee and, in the case of a registration pursuant to Section 5.03, the Holders' Managers (as defined below), a reasonable number of copies of a preliminary prospectus and a final prospectus (each of which shall, as of their respective dates, comply with Section 10 of the Act and shall not, as of such dates, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading) covering the offering and sale by the Optionee of the Option Shares to be covered thereby as aforesaid. (iv) The Company will advise the Optionee of the entry of any stop order suspending the effectiveness of such registration statement or of the initiation of any proceeding for that purpose, and, if such stop order should be entered, use its best efforts
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promptly to cause such stop order to be lifted or removed. (v) For such period of time (not exceeding the maximum period of time for which the Company is required to maintain the effectiveness of such registration statement) as the Optionee may be required by law to deliver a prospectus in connection with a sale of any Option Shares pursuant to such registration statement, if any event shall occur as a result of which it is necessary to amend or supplement the prospectus forming a part of such registration statement in order to correct an untrue statement of a material fact, or an omission to state a material fact necessary to make the statements therein, in the light of the circumstances existing when such prospectus is delivered to a purchaser, not misleading, or if it is necessary to amend or supplement such prospectus to comply with any law, the Company will forthwith prepare and furnish to the Optionee and, in the case of a registration pursuant to Section 5.03, the Holders' Managers, a reasonable number of amended or supplemented prospectuses so that statements in the prospectuses as so amended or 7 supplemented will not, in the light of the circumstances then existing, be misleading, or so that such prospectuses will comply with law. (vi) At any time prior to the filing of a registration statement pursuant to Section 5.03, the Optionee may select an investment banker or bankers (collectively, the "Holders' Managers") which shall be satisfactory to the Company, and the offering pursuant to such registration statement shall be made through the Holders' Managers. The Company shall enter into an underwriting agreement in customary form with the Holders' Managers. Such underwriting agreement will contain indemnification and contribution provisions substantially identical to those set forth in clauses (ix) and (x) below or otherwise acceptable to the underwriters. (vii) The Company will qualify, file or register the Option Shares being registered under the securities laws of such states of the United Stated of America and of the Commonwealth of Puerto Rico as may be reasonably designated by the Optionee or by the Holders' Managers and will obtain the consent, authorization or approval of any governmental agency (other than any consent, authorization or approval required under any statute or regulation applicable to the Optionee and not applicable to investors generally) required in connection with the sale of the Option Shares being registered or in order that the Optionee may publicly sell the Option Shares covered by such registration statement. (viii) All fees, disbursements and expenses incurred by the Company in connection with any registration pursuant to Section 5.02 or 5.03 shall be borne by the Company, including, without limitation, all registration and filing fees, all costs of preparation and printing (in such quantities as the Optionee, or the Holders' Managers, may reasonably request) of any registration statement and related prospectus and any amendments or supplements thereto, all fees and disbursements of counsel for the Company, the expenses of complying with applicable securities or blue sky laws, and all costs in connection with the preparation and delivery of such legal opinions, auditors' comfort letters or other closing documents as the Optionee, or as the Holders' Managers shall reasonably request. All underwriting commissions, expenses of the Holders' Managers and fees and expenses of counsel to the Optionee shall be paid for by Optionee. (ix) The Company will indemnify and hold harmless the Optionee and any underwriter (as defined in the Act) for each person or entity if any who controls such underwriter within the meaning of the Act or the Exchange Act, against any losses, claims, damages, liabilities, costs or expenses, joint or several, or actions in respect thereof to which Optionee or underwriter or controlling person or entity may become subject under the Act, the Exchange Act, state 8 securities or Blue Sky laws, or otherwise, insofar as such losses, claims, damages, liabilities, costs, expenses or actions in respect thereof arise out of, or are based upon, or are related to, any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which Option Shares of Optionee were registered under the Act, any preliminary prospectus, amended
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preliminary prospectus, or final prospectus contained therein, or any amendment or supplement thereto, or arise out of, or are based upon, or are related to, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Optionee or underwriter or controlling person or entity for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.
(x) If the indemnification provided for in clause (ix) is due in accordance with its terms but is for any reason held by a court to be unavailable, on grounds of policy or otherwise, then the Company and the Optionee shall contribute to the aggregate losses, claims, damages, liabilities and expenses to which the Company and the Optionee may be subject in such proportion as is appropriate to reflect the relative fault of the Company and of the Optionee in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Company and the Optionee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company of by the Optionee and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Optionee agree that it would not be just and equitable if contribution pursuant to this clause (x) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the two immediately preceding sentences. Notwithstanding the provisions of this clause (x), the Optionee shall not be required to contribute any amount in excess of the amount by which the total price at which the Option shares owned by the Optionee were offered to the public exceeds the amount of any damages which the Optionee have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of fraudulent misrepresentation.

SECTION 5.05. RIGHTS OF TRANSFEREES OF OPTION SHARES THAT CONSTITUTE "RESTRICTED SECURITIES". Transferees of Option Shares that constitute "restricted securities" under Rule 144 promulgated by the SEC under the Act 9 or any successor regulation shall have the same rights as Optionee under this
Article V with respect to such Option Shares.

ARTICLE VI MISCELLANEOUS

SECTION 6.01. COMMITMENT OF OPTIONEE. Optionee understands and agrees that any sale or transfer of the Option Shares received by Optionee an exercise of the Option provided hereunder HAS NOT BEEN REGISTERED UNDER THE ACT OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION. THEREFORE, OPTIONEE WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER ANY OPTION SHARES EXCEPT IN ACCORDANCE WITH AND AS MAY BE PERMITTED HEREUNDER AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAW.

SECTION 6.02 COMPLIANCE WITH RESTRICTIONS. The covenants, conditions and restrictions herein contained shall be and constitute covenants, conditions and restrictions accepted by Optionee with regards to the Option Shares now or hereafter owned by Optionee, or any transferee of Option Shares from Optionee directly or indirectly, and none of the Option Shares shall be sold, transferred, encumbered, pledged, hypothecated, given as a gift, or otherwise disposed of or alienated in any way
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to any Person except in full compliance with the laws of the United States and
Optionee agrees to take all such action as is necessary or convenient to prohibit transfer of certificates for Option Shares. Any Person who acquires any Option Shares or any interest therein shall hold such Option Shares or interest subject to this Agreement and shall be deemed to be the holder thereof with respect to the Option Shares or interest so acquired for all purposes of
Article IV hereof.

SECTION 6.03. FURTHER ASSURANCES. (a) Optionee shall execute and deliver such further instruments of conveyance and transfer and take such other action as the Company may reasonably request to convey and transfer to other Persons any Option Shares to be transferred in the future pursuant to this Agreement. The Company agrees to apply for and use its best efforts to obtain all governmental and administrative approvals required in connection with any exercise of the option. Optionee agrees to cooperate in obtaining such approvals and to execute any and all documents or instruments which, in the opinion of the Company, may be required, appropriate or desirable to be executed by Optionee in connection with such approvals. The Company shall pay all costs and filing fees in connection with obtaining such approvals. (b) The Company shall permit Optionee, or any person entitled to exercise the Option pursuant to Section
3.02 hereof, so long as the Option has not been exercised in full, to inspect, review and copy, or shall furnish to Optionee a copy of, each annual and other periodic or occasional financial reports of the Company from a date two (2) years prior to the date hereof.

SECTION 6.04. SUCCESSORS AND ASSIGNS. Without limiting the restrictions on transfer set forth herein, this Agreement shall bind and shall inure to the benefit of and be enforceable by the Company, any successor Entity, and Optionee, and their respective successors, permitted assigns, personal or legal representatives, heirs and legatees, whether herein so expressed or not, and this Agreement shall be binding on any transferee who has received Option Shares in accordance with any provisions hereof and shall be binding on any Persons to whom any of the Option Shares are transferred in violation of any provision of this Agreement and on any executor, administrator, successor or assign of any such Person.

SECTION 6.05. SEVERABILITY. It is intended that each provision of this Agreement shall be viewed as separate and divisible and in the event that any provision hereof shall be held to be invalid or enforceable, the remaining provisions shall continue to be in full force and effect.

SECTION 6.06. INSPECTION OF AGREEMENT. A copy of this Agreement shall be maintained by the Board of Directors and shall be shown to any person who demonstrates, to the satisfaction of the Company, that it has a right hereunder.

SECTION 6.07. ENTIRE AGREEMENT. This Agreement contains the entire Agreement of the parties hereto and supersedes all prior negotiations, correspondence, understandings and agreements between the parties hereto, with respect to the subject matter hereof.

SECTION 6.08. SHARES TO BE RESERVED. The Company shall at all times while the Option is outstanding, reserve and keep available such number of Class B Shares as will be sufficient to satisfy the requirements of this Agreement including, without limitation, the sale of the Option Shares to Optionee.
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SECTION 6.09. NOTICES. Except as otherwise expressly provided herein, any notice or communication to be given under the terms of this Agreement shall be in writing and shall be deemed duly given when delivered personally or deposited in the mail, by certified or registered mail, or by telecopier (confirmed in writing), property addressed as follows: (i) if to the Company: Pepsi-Cola
Puerto Rico Bottling Company PO Box 191709 San Juan, Puerto Rico 00919-1709
Attention: Telecopier: (787) 251-2975 11 (ii) if to Optionee: No. 1 Cervantes
St. Apt. No. 2 San Juan, Puerto Rico 00907 Attention: Mr. Rafael Nin
Telecopier: By notice given pursuant to this Section 5.09, either party may hereinafter designate a different address for said notices.

SECTION 6.10. TITLES AND HEADINGS OF SECTIONS. The titles and headings of Articles and Sections in this Agreement are provided for convenience purposes only and are not intended to modify or affect the meaning of any provision herein, and thus, shall not serve as a basis for interpretation or construction of this Agreement.

SECTION 6.11. AMENDMENTS. This Agreement may not be amended, altered or modified except by a written instrument executed by both parties hereto.

IN WITNESS WHEREOF, the authorized representatives of the parties hereto execute this Agreement on the date first above written.

COMPANY PEPSI COLA PUERTO RICO BOTTLING COMPANY
By:
Title:

OPTIONEE Rafael Nin
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                      AMENDMENT TO STOCK OPTION AGREEMENT

     THIS AMENDMENT, dated as of June 15, 1998, is made by and between PEPSI-COLA PUERTO RICO BOTTLING COMPANY, a corporation organized and existing under the laws of the State of Delaware (hereinafter the "Company"), and RAFAEL NIN (hereinafter the "Optionee").

                                  WITNESSETH:

     WHEREAS, Company granted to Rafael Nin an option to purchase 1,516,667 shares of Class B common stock, par value $.01 per share (the "Nin Option"), pursuant to that certain Stock Option Agreement dated October 15, 1996 (the "Nin Stock Option Agreement"); and

     WHEREAS, Nin and the Company desire to amend the Nin Stock Option Agreement pursuant to the terms of this Amendment; and

     WHEREAS, Nin acknowledges that P-PR Transfer, LLP (the "Transferee") is relying on the amendment to the terms of the Nin Stock Option Agreement set forth herein as a condition of entering into that certain transfer agreement between the Company, Nin and Transferee, entered into on the date hereof (the "Transfer Agreement").

     NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. SECTION 3.01. Section 3.01 of the Nin Stock Option Agreement is deleted in its entirety and replaced with the following:

     The Option shall terminate and be of no further force and effect after 5:00 p.m. San Juan time on July 30, 2001 (the "Termination Date"). The Option may be exercised in whole or in part until the Termination Date.

     2. SECTION 5.03. Section 5.03 of the Nin Stock Option Agreement is deleted in its entirety and replaced with the following.

     Whenever Optionee shall make a written request to the Company to register under the Act any Option Shares, the Company within thirty days after such request is effective shall file a registration statement with respect to and use its best efforts to register the Option Shares requested by Optionee to be registered. The Optionee shall have the right to make only two requests for registration under this Section 5.03.

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     3. SECTION 5.04. A new paragraph (xi) shall be added to the end of Section
5.04 which shall read in its entirety as follows:

     (xi) The Company's obligation to register the Option Shares under Sections
     5.02 and 5.03 shall be suspended during any period that the resale by the Optionee of the Option Shares is covered by an effective registration statement on Form S-8 or a post-effective amendment thereto.

     4. AMENDMENTS. This Agreement may not be amended, altered or modified except by a written instrument executed by both parties hereto and consented to in writing by Transferee.

     5. TERMINATION. This Amendment shall terminate and be of no further force and effect if the Closing (as defined in the Transfer Agreement) does not occur on or prior to July 31, 1998.

     IN WITNESS WHEREOF, the authorized representatives of the parties hereto execute this Agreement on the date first above written.

     COMPANY                                 PEPSI COLA PUERTO RICO
                                             BOTTLING COMPANY


                                             By: /s/ Dave Virginia
                                                ---------------------------
                                             Title: VP - CFO
                                                   ------------------------

     OPTIONEE                                /s/ RAFAEL NIN
                                             ------------------------------
                                             Rafael Nin







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